Exhibit 99.1

Universal Compression Holdings, Inc.
4444 Brittmoore Road

Houston, Texas 77041

NYSE: UCO

Contact:

David Oatman

Vice President, Investor Relations

713-335-7460

FOR IMMEDIATE RELEASE

TUESDAY, SEPTEMBER 6, 2005

UNIVERSAL COMPRESSION PROVIDES HURRICANE UPDATE

Houston, September 6, 2005 — Universal Compression Holdings, Inc. (NYSE: UCO), a leading provider of natural gas compression services, today announced that an estimated 35,000 horsepower of its 2.5 million horsepower worldwide contract compression fleet is located in the path taken by Hurricane Katrina.  To date, the Company has been informed that two units totaling approximately 3,000 horsepower have been lost due to storm damage, but it is reasonable to expect that additional units may be lost or damaged.  With regard to the Company’s southern Louisiana-area aftermarket services locations: Lafayette/Broussard was not impacted and is open for business; the Houma location suffered what is estimated to be minimal damage and has partially resumed activities; while damage at the Belle Chasse location is expected to be minimal, its status remains under assessment due to restricted access to this area.  The Company will continue to assess the impact of Hurricane Katrina on its operations as additional information becomes available, and will provide additional disclosure if warranted by that assessment.

The Company maintains insurance coverage of up to $50 million for windstorm, property and flood damage and expects to be adequately covered for losses due to the hurricane, although it is difficult to predict the amount or timing of any insurance recoveries at this time.

“Our top priority is the safety of our employees that were evacuated due to the hurricane.   Although I am relieved that we have not received any reports of any serious employee injuries or deaths as a result of this catastrophe, the effort to make contact with every affected employee continues.  We have established a toll-free hotline, (800) 221-8145, for affected employees and to provide information for other employees,” said Stephen A. Snider, Universal’s President and Chief Executive Officer.  “We remain deeply concerned about all individuals impacted by Hurricane Katrina, and have announced that the Company will match cash donations made by our employees to the American Red Cross to help support relief and recovery efforts.”

Forward-Looking Statements

Statements about Universal’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions

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concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal’s control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business.

Universal, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

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